Exhibit 4.3

FIRST AMENDMENT TO THE
JULY 10, 1996 RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO THE JULY 10, 1996 RIGHTS AGREEMENT (this “Amendment”) is made as of June 10, 2004 by New Century Equity Holdings Corp., a Delaware corporation, formally Billing Information Concepts Corp. (the “Company”), and The Bank of New York Trust Company, N.A., Successor Agent to U.S. Trust Company of Texas, N.A. (the “Rights Agent”):

WHEREAS the Company will issue Series A Preferred Stock to Newcastle Partners, L.P. (“Newcastle”) pursuant to that certain Stock Purchase Agreement between the Company and Newcastle dated June 18, 2004 (the “Stock Purchase Agreement”); and

WHEREAS Newcastle desires that the Company amend the July 10, 1996 Rights Agreement (the “Rights Agreement”) so that the Stock Purchase Agreement and any subsequent acquisition of Common Stock by Newcastle does not affect any rights under the Rights Agreement and the percentage of Common Stock ownership used in the definition of “Acquiring Person” in the Rights Agreement is reduced from 15% to 5%;

NOW, THEREFORE, BE IT RESOLVED that the Company hereby amends the Rights Agreement to the extent and as provided as follows:

SECTION 1. CERTAIN DEFINITIONS.

(a)     “Acquiring Person” shall mean any Person who or which shall be the Beneficial Owner of 5% or more of the shares of Common Stock then outstanding, but shall not include an Exempt Person or Newcastle Partners, L.P., a Texas limited partnership, or any of its successors or assigns (“Newcastle”); PROVIDED, HOWEVER, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” became such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person as promptly as practicable divested or divests itself of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement; (ii) if, as of the date hereof, any Person is the Beneficial Owner of 5% or more of the shares of Common Stock outstanding, such Person shall not be or become an “Acquiring Person” unless and until such time as such Person shall become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 5% or more of the shares of Common Stock then outstanding; and (iii) no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding increases the proportionate number of shares of Common Stock beneficially owned by such Person to 5% or more of the shares of Common Stock then outstanding, PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 5% or more of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 5% or more of the shares of Common Stock then outstanding. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

Section 3. ISSUANCE OF RIGHTS CERTIFICATES.

(a)     Until the Close of Business on the day (the “Distribution Date”) which is the earlier of (i) the tenth day after the Stock Acquisition Date or (ii) the tenth Business Day (or such later day as may be determined by action of the Board of Directors taken prior to the Close of Business on such tenth Business Day and prior to such time as any Person becomes an Acquiring Person) following the commencement by any Person (other than an Exempt Person) of, or the first public announcement of the intent of any Person (other than an Exempt Person) to commence, a tender or exchange offer upon the successful consummation of which such Person would be the Beneficial Owner of 5% or more of the outstanding Common Stock (irrespective of whether any shares are actually purchased pursuant to any such offer), (x) the Rights will be evidenced (subject to the provisions of Section 3(c) hereof) by the certificates for the Common Stock registered in the names of the holders of the Common Stock and not be separate Right Certificates, and (y) each Right will be transferable only in connection with the transfer of a share (subject to adjustment as hereinafter provided) of Common Stock; provided that if the Distribution Date would be prior to the Record Date, the Record Date shall be the Distribution Date; and provided that if a tender offer or exchange offer referred to in clause (ii) above is cancelled or withdrawn prior to the Distribution Date, such offer shall be deemed, for purposes of this Agreement, never to have been made. As soon as practicable after the Distribution Date, the Rights Agent will mail, by first-class, postage-prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, as shown by the records of the Company, at the address of such holder shown on such records, a Right Certificate in substantially the form of Exhibit B hereto (“Right Certificate”) evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(i) or Section 11(n) hereof, at the time of distribution of the Right Certificates the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date the Rights will be evidenced solely by such Right Certificates. Notwithstanding anything otherwise provided in this Section 3(a), no transaction pursuant to the Stock Purchase Agreement, or any subsequent acquisition of Common Stock by Newcastle, will cause, effect, or otherwise trigger a Distribution Date.

IN WITNESS WHEREOF, this Amendment is effective as of the day and year first referenced above.

NEW CENTURY EQUITY HOLDINGS CORP., a Delaware corporation By: /s/ DAVID P. TUSA Name: David P. Tusa Title: Chief Financial Officer, Executive Vice President, and Corporate Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A., SUCCESSOR AGENT TO U.S. TRUST COMPANY OF TEXAS, N.A. By: /s/ JOHN C. STOHLMANN Name: John C. Stohlmann Title: Vice President

CERTIFICATION TO RIGHTS AGENT: The officer of the Company whose duly authorized signature appears above certifies that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.